EXHIBIT 28.19


               NEWS RELEASE - HIBERNIA CORPORATION


For Additional Information:             For Release:

MEDIA INQUIRIES:                        IMMEDIATE
Jim Lestelle, Manager                   August 16, 1994
Corporate Communications
Office:  (504) 533-5482
Home:  (504) 488-8826

INVESTOR INQUIRIES:
Linda Meche, Manager
Finance & Investor Relations
Office:  (504) 533-2180
Home:  (504) 832-3604

    HIBERNIA AGREES TO MERGE WITH FIRST STATE BANK AND TRUST,
      EXPANDING ITS OFFICE NETWORK TO NEW NORTHSHORE MARKET

     NEW ORLEANS -- Hibernia Corporation announced today it has signed a definitive agreement to merge with the $148-million-asset First State Bank and Trust Company, headquartered in Bogalusa.

     At 34%, First State has the largest deposit market share in Washington Parish, a new market for Hibernia located north of New Orleans, and five offices: three in Bogalusa and one each in Franklinton and Varnado. In St. Tammany Parish in suburban New Orleans, First State has one branch in Covington and one in Mandeville. The transaction will increase Hibernia's deposit share in that parish from 20% to 22%.

     Shareholders of First State Bank and Trust would receive approximately 33.5 shares of Hibernia stock for each share of First State stock in a tax-free pooling of interests. Based on Hibernia's Monday closing price of $8.50 per share, the transaction would be valued at approximately $28.5 million. It is subject to approvals by regulators and First State shareholders and should be completed in early 1995.

     "First State Bank has served Washington and St. Tammany parish customers well for almost 90 years," said Charles J. Cassidy, chairman and chief executive officer of First State. "When the merger is complete, they'll have access to the kind of banking convenience and services that only Hibernia offers. We're very enthusiastic about this affiliation."

     "In addition to agricultural, manufacturing and other kinds of lending that have helped our region grow and prosper, Hibernia will offer services not available from banks in Washington Parish, including personal-computer-based cash management for small businesses, investment and asset-management services, extended office hours and Saturday banking," said Charles M. (Mike) Cassidy, president of First State.

     Hibernia president and CEO Stephen A. Hansel acknowledged the strong emphasis that Cassidy and First State employees have placed on customer service. "There's no substitute for hometown bankers who know their customers and provide fast solutions. Decisions that affect customers and their communities -- including lending, service and corporate citizenship -- will continue to be made in the communities served by First State."

     First State customers will not see any changes for a number of months. Only after the bank is converted to Hibernia's operating systems would checks, signs and forms change. Until then, First State customers should continue using their checks, making loan payments and conducting other transactions just as before.

     This merger and another pending with Pioneer Bancshares
Corporation in northeast Louisiana will increase Hibernia's statewide banking locations to 147, assets to $6.2 billion and statewide deposit market share to more than 14%. Hibernia's common stock (HIB) is listed on the New York Stock Exchange.